Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2012 Financial Results

-ADCETRIS® (Brentuximab Vedotin) Net Product Sales of $35.4 Million in the Fourth Quarter

and $138.2 Million for the Year in 2012-

-Strong Financial Position with Year-end Cash and Investments of $364.3 Million Enables Company to

Continue Broad Expansion of ADCETRIS and Advance Pipeline of Six Other Clinical and Late-Stage Preclinical ADCs-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — February 12, 2013 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and twelve months ended December 31, 2012. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, its antibody-drug conjugate (ADC) pipeline and collaborator progress as well as upcoming milestones.

“We are strongly positioned to continue delivering on our goal of bringing ADCETRIS to patients through commercial execution. Additionally, we are building upon encouraging data in earlier lines of therapy and a range of CD30-positive malignancies through our clinical development and regulatory activities,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “There are more than 20 ongoing ADCETRIS clinical trials, including four phase III trials, designed to broadly explore its therapeutic potential. In addition, we have made important progress in advancing six other ADCs in clinical and preclinical development, and our ADC technology is being broadly applied in more than a dozen clinical development programs by our collaborators. Our strong financial position and cash flow from product sales and collaborations enable us to continue building value in the company.”

Recent ADCETRIS Highlights

•

Announced that Health Canada has granted a Notice of Compliance with conditions (NOC/c), approving ADCETRIS for relapsed or refractory Hodgkin lymphoma (HL) and systemic anaplastic large cell lymphoma (sALCL).

•

Announced that Takeda Pharmaceutical Company Limited and Millennium: The Takeda Oncology Company received European Commission conditional marketing authorization for ADCETRIS for relapsed or refractory CD30-positive HL and relapsed or refractory sALCL. The approvals triggered milestone payments to Seattle Genetics totaling $25 million.

•

Reported data from more than a dozen abstracts at the American Society of Hematology (ASH) annual meeting on the investigation of ADCETRIS in a range of CD30-positive malignancies, including front-line HL, front-line mature T-cell lymphoma (MTCL), cutaneous T-cell lymphoma (CTCL) and relapsed diffuse large B-cell lymphoma (DLBCL).

•

In collaboration with Millennium, initiated a global phase III clinical trial of ADCETRIS in combination with chemotherapy for front-line advanced HL (the ECHELON-1 trial). The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) provided scientific advice.

•

In collaboration with Millennium, initiated a global phase III clinical trial of ADCETRIS in combination with chemotherapy for front-line MTCL (the ECHELON-2 trial). The trial is being conducted under a SPA agreement with the FDA and the EMA provided scientific advice.

•

Initiated a phase II trial in front-line HL patients age 60 or older. The trial is designed to assess the efficacy and tolerability of single-agent ADCETRIS for patients who have received no prior treatment.

ADCETRIS is not approved in front-line HL, front-line MTCL or in DLBCL.

Other Recent Highlights

•	Initiated two phase I trials of SGN-CD19A, a CD19-targeted ADC. One trial is in B-cell acute lymphocytic leukemia and one is in B-cell non-Hodgkin lymphomas.

•

Reported interim data from a phase I clinical trial of ASG-5ME in patients with metastatic pancreatic cancer demonstrating tolerability and preliminary evidence of antitumor activity. Phase I trials of ASG-5ME in prostate and gastric cancer are ongoing.

•	Reported preclinical data on SGN-CD33A, a novel ADC using the company’s next generation technology, and clinical data from collaborator programs at the ASH annual meeting.

•	Expanded the company’s ADC relationship with AbbVie (formerly part of Abbott), generating an upfront payment to Seattle Genetics of $25 million.

•

Received a milestone payment under an ADC collaboration with AbbVie triggered by AbbVie’s initiation of a phase I clinical trial of an ADC utilizing Seattle Genetics’ technology for patients with squamous cell tumors.

•

Received milestone payments under an ADC collaboration with Genentech, a member of the Roche Group, triggered by Genentech’s advancement of two ADCs utilizing Seattle Genetics’ technology into phase II clinical development.

•	Achieved a milestone payment under an ADC collaboration with GlaxoSmithKline triggered by preclinical progress with an ADC utilizing Seattle Genetics’ technology.

Upcoming Milestones

•	Initiate a phase I/II clinical trial of ADCETRIS in combination with bendamustine for second-line HL patients during the first quarter of 2013.

•

Submit a supplemental biologics license application (sBLA) for ADCETRIS for its use in the retreatment of patients and for extended duration of use beyond 16 cycles of therapy in the first half of 2013.

•

Submit an investigational new drug (IND) application to the FDA for SGN-CD33A, a CD33-targeted ADC utilizing the company’s next generation technology. A phase I trial in acute myeloid leukemia is expected to begin during 2013.

•	Submit an IND application to the FDA for SGN-LIV1A, a LIV-1-targeted ADC. A phase I trial in breast cancer is expected to begin during 2013.

Fourth Quarter and Year 2012 Financial Results

Total revenues in the fourth quarter of 2012 were $63.9 million, compared to $48.9 million in the fourth quarter of 2011. Total revenues for the year ended December 31, 2012 were $210.8 million, compared to $94.8 million in 2011. Revenues in 2012 include ADCETRIS net product sales of $35.4 million in the fourth quarter and $138.2 million for the year. Revenues in 2012 reflect $2.6 million in ADCETRIS net sales to patients in Canada under a Special Access Program that were recognized in the fourth quarter. Revenues also reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $26.4 million in the fourth quarter of 2012 and $67.5 million for the year.

Research and development expenses for the fourth quarter of 2012 were $47.7 million, compared to $40.2 million for the fourth quarter of 2011. For 2012, total research and development expenses were $170.3 million, compared to $163.4 million in 2011. Selling, general and administrative expenses for the fourth quarter of 2012 were $23.4 million, compared to $25.0 million for the fourth quarter of 2011. For 2012, total selling, general and administrative expenses were $84.3 million, compared to $72.7 million in 2011. The planned increases in 2012 expenses were primarily driven by ADCETRIS commercialization activities and research and development of the company’s ADC pipeline programs.

Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Net reimbursement funding received from Millennium is recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Seattle Genetics co-funds development activities performed by Millennium under the collaboration, which reduces the amount of reimbursement funding received from Millennium.

Non-cash, share-based compensation expense for the year in 2012 was $25.3 million, compared to $20.0 million for the year in 2011.

Net loss for the fourth quarter of 2012 was $10.6 million, or $0.09 per share, compared to a net loss of $27.2 million, or $0.24 per share, for the fourth quarter of 2011. For the year ended December 31, 2012, net loss was $53.8 million, or $0.46 per share, compared to a net loss of $152.0 million, or $1.34 per share, for the year ended December 31, 2011.

As of December 31, 2012, Seattle Genetics had $364.3 million in cash, cash equivalents and investments, compared to $330.7 million as of December 31, 2011.

2013 Financial Outlook

Seattle Genetics anticipates that revenues from ADCETRIS net product sales will be in the range of $130 million to $140 million in 2013 and that revenues from collaboration and license agreements in 2013 will be in the range of $65 million to $75 million. These revenues will be generated from fees, milestones and reimbursements earned through the company’s ADCETRIS and ADC collaborations.

Research and development expenses are expected to be in the range of $210 million to $230 million. Selling, general and administration expenses are expected to be in the range of $85 million to $95 million. Operating expenses will be directed primarily towards commercialization and clinical trials of ADCETRIS, development and clinical activities for SGN-75, ASG-5ME, ASG-22ME and SGN-CD19A, and IND-enabling activities for SGN-CD33A and SGN-LIV1A. Cost of sales is expected to be approximately $15 million for the year in 2013, representing a range of 10 percent to 12 percent of net sales. Non-cash expenses are expected to be approximately $40 million in 2013, primarily attributable to share-based compensation expense.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-6009 (domestic) or (480) 629-9818 (international). The access code is 4594357. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4594357. The telephone replay will be available until 4:00 p.m. PT on Friday, February 15, 2013.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The company’s lead program, ADCETRIS (brentuximab vedotin), received accelerated approval from the U.S. Food and Drug Administration in August 2011 and approval with conditions from Health Canada in February 2013 for two indications. In addition, under a collaboration with Millennium: The Takeda Oncology Company, ADCETRIS received conditional approval from the European Commission in October 2012. Seattle Genetics also has four other clinical-stage ADC programs: SGN-75, ASG-5ME, ASG-22ME and SGN-CD19A. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Agensys (an affiliate of Astellas), Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2013. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and short term investments	$364,258	$330,696
Other assets	107,164	94,520

Total assets	$471,422	$425,216

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$56,130	$53,048
Deferred revenue and long-term liabilities	189,144	153,319
Stockholders’ equity	226,148	218,849

Total liabilities and stockholders’ equity	$471,422	$425,216

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
Revenues
Net product sales	$35,355	$33,194	$138,200	$43,241
Collaboration and license agreement revenues	26,428	15,693	67,547	51,537
Royalty Revenues	2,129	—	5,065	—

Total revenues	63,912	48,887	210,812	94,778

Costs and expenses
Cost of sales	2,738	2,391	11,546	3,115
Cost of royalty revenues	808	—	1,923	—
Research and development	47,663	40,239	170,297	163,396
Selling, general and administrative	23,411	24,954	84,300	72,659

Total costs and expenses	74,620	67,584	268,066	239,170

Loss from operations	(10,708)	(18,697)	(57,254)	(144,392)
Investment and other income (loss), net	112	(8,468)	3,472	(7,638)

Net loss	$(10,596)	$(27,165)	$(53,782)	$(152,030)

Basic and diluted net loss per share	$(0.09)	$(0.24)	$(0.46)	$(1.34)

Weighted-average shares used in computing basic and diluted net loss per share	119,310	115,064	117,851	113,098